Exhibit 4.30

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

AGREEMENT OF LEASE

entered into between

ARMGOLD / HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

and

HARMONY GOLD MINING COMPANY LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

1.	PARTIES

1.1.	The Parties to this Lease are –

1.1.1.	ARMGold / Harmony Freegold Joint Venture Company (Proprietary) Limited; and

1.1.2.	Harmony Gold Mining Company Limited.

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Lease, unless inconsistent with the context, the following expressions shall have the meanings assigned to them hereunder -

2.1.1.	“Charges” means levies, taxes, fees or other amounts payable by the Lessor to any authority having jurisdiction over the Land that arise from the ownership and use of the Land, calculated on a pro-rata basis that the area of the Lease Area bears to the total area of the Land;

2.1.2.	“CPI” means the average annual rate of change (expressed as a percentage) in the Consumer Price Index, for all urban areas as published in the Government Gazette by Statistics South Africa, or such other index reflecting the official rate of inflation in the Republic of South Africa as may replace it, which annual change shall be determined by comparing the most recently published monthly index with the index published in respect of the corresponding month in the previous year;

2.1.3.	“Land” means

2.1.3.1.	Portion 1 of the Farm St. Helena 42, District of Welkom, Province of the Free State; and

2.1.3.2.	Portion 2 of the Farm St. Helena 42, District of Welkom, Province of the Free State;

2.1.4.	“Lease” means this agreement of lease;

2.1.5.	“Leased Premises” means the area of the Land depicted by the portion of the Land, as will appear from the letters A2 and B2 on the sketch plan attached hereto as Annexure A;

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2.1.6.	“Lessee” means Harmony Gold Mining Company Limited registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.7.	“Lessor” means ARMGold / Harmony Freegold Joint Venture Company (Proprietary) Limited, registration number 2001/029602/07, a private company incorporated in the Republic of South Africa;

2.1.8.	“Month” means a calendar month, and more specifically in reference to a number of months from a specific date, a calendar month commencing on that date or the same date of any subsequent month and in any other context, a month of the calendar, that is, one of the twelve months of the calendar;

2.1.9.	“Parties” means the Parties to this Lease and “Party” means either one of them;

2.1.10.	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;

2.1.11.	“Signature Date” means the date of signature of this Lease by the Party last signing;

2.1.12.	“VAT” means value added tax imposed in terms of the Value Added Tax Act, 1991, including any similar tax which may be imposed in place thereof from time to time;

2.1.13.	“VAT Act” means the Value Added Tax Act 1991; and

2.1.14.	“Year” means a period of 12 (twelve) consecutive months.

2.2.	In this Lease -

2.2.1.	clause headings and the heading of the Lease are for convenience only and are not to be used in its interpretation;

2.2.2.	an expression which denotes -

2.2.2.1.	any gender includes the other genders;

2.2.2.2.	a natural person includes a juristic person and vice versa;

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2.2.2.3.	the singular includes the plural and vice versa;

2.2.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5.	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3.	Any reference in this Lease to –

2.3.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

2.3.3.	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning; and

2.3.4.	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Lease, shall be given effect to as if it were a substantive provision in the body of the Lease.

2.6.	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Lease.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

2.7.	Unless otherwise provided, defined terms appearing in this Lease in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10.	If the due date for performance of any obligation in terms of this Lease is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11.	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12.	The rule of construction that this Lease shall be interpreted against the Party responsible for the drafting of this Lease, shall not apply.

2.13.	No provision of this Lease shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Lease.

2.14.	The use of any expression in this Lease covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Lease is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15.	Any reference in this Lease to “this Lease” or any other agreement or document shall be construed as a reference to this Lease or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16.	In this Lease the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Lease.

2.17.	Any provision of this Lease imposing a restraint, prohibition or restriction on the Lessee shall be so construed that the Lessee is not only bound to comply therewith but is also obliged to procure that the same restraint, prohibition or restriction is observed by everybody occupying or entering the Leased Premises through, under, by arrangement with, or at the invitation of, the Lessee, including (without limiting the generality of this provision) the family, guests and employees of the Lessee and any independent contractors or workers engaged by the Lessee.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

3.	LETTING AND HIRING

The Lessor lets and the Lessee hires the Leased Premises.

4.	DURATION

This Lease shall come into operation on the Signature Date and terminate 9 (nine) Years and 11 (eleven) Months thereafter.

5.	RENT

The rental payable by the Lessee to the Lessor -

5.1.	is R100 (one hundred rand) per annum;

5.2.	shall be payable annually in advance commencing on the Signature Date;

5.3.	shall be net of VAT insofar as it is applicable which tax shall be recoverable by the Lessor from the Lessee in addition to the rent and such other amounts;

5.4.	shall be reduced pro rata in the same proportion as the lease period (i.e. nine Months) bears to one Year;

5.5.	shall escalate at the rate of CPI.

6.	PAYMENTS

6.1.	The Lessee shall reimburse the Lessor for all Charges paid by the Lessor, within 5 (five) business days after receipt by the Lessee of a valid tax invoice in respect of such Charges.

6.2.	Payment by the Lessee to the Lessor shall be made free of bank exchange and without deduction or set off into a bank account designated by the Lessor, in writing, to the Lessee.

6.3.	The Lessee shall not withhold, defer or make any deduction from any payment due to the Lessor under this Lease, whether or not the Lessor is indebted to the Lessee or in breach of any obligation to the Lessee.

6.4.	All amounts payable under this Lease and not paid on due date shall bear interest reckoned from the due dates of such amounts until they are paid, at the Prime Rate.

7.	USE OF THE LEASE PREMISES

The Leased Premises shall be used for the construction of deposition sites.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

8.	CESSION AND SUB-LETTING

The Lessee shall be entitled, without the prior written consent of the Lessor, to -

8.1.	cede all or any of the rights of the Lessee under this Lease;

8.2.	sub-let the Leased Premises in whole or part; or

8.3.	part with or give up possession or occupation of the Leased Premises to any third party.

9.	SUNDRY DUTIES OF THE LESSEE

The Lessee shall -

9.1.	lawfully conduct the activities for which the Leased Premises are let in a diligent manner and in accordance with generally accepted sound mining practice, and upon termination of mining activities, comply with all rehabilitation and environment management plans relating to the rehabilitation of the Leased Premises; and

9.2.	not contravene any of the conditions of title of the Leased Premises.

10.	ENFORCEMENT BY LESSOR

Without in any way diminishing either the Lessee’s obligations or the Lessor’s rights set out herein, if the Lessee fails to carry out any of the Lessee’s obligations provided in this Lease, the Lessor shall be entitled, at its discretion, to enforce or to carry out the same on behalf of the Lessee and to recover from the Lessee all costs and expenses so incurred by the Lessor.

11.	EXCLUSION OF LESSOR FROM CERTAIN LIABILITY AND INDEMNITY

The Lessee shall have no claim for damages against the Lessor and may not withhold or delay any payment due to the Lessor by reason directly or indirectly of -

11.1.	a breach by the Lessor of any of its obligations under this lease other than the inability by the Lessee to use the land for mining purposes;

11.2.	any act or omission of the Lessor or any agent or servant of or contractor to the Lessor, whether or not negligent, wilfully wrongful or otherwise actionable at law; and

11.3.	any failure or suspension of, or any interruption in, the supply of water or any other amenity or service to the Leased Premises, whatever the cause.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

12.	LESSOR’S RIGHTS OF ENTRY

The Lessor’s representatives, agents, servants and contractors may, with prior written permission of the Lessee, without thereby giving rise to any claim or right of action on the part of the Lessee or any other occupier of the Leased Premises, enter the Leased Premises in order to gain access to the Leased Premises to inspect any part of it.

13.	REMEDY FOR BREACH

13.1.	Should the Lessee commit any breach of this Lease and fail to remedy such breach within 30 (thirty) days after posting by the Lessor of a written demand that it be remedied, the Lessor shall be entitled, without prejudice to any alternative or additional right of action or remedy available to the Lessor under the circumstances, to take such action as it may require to enforce the provisions of this Lease.

13.2.	The Lessor shall not be entitled to cancel this Lease but the Lessor may recover and accept payment of all amount which would have been payable in all respects as if they had been payments on account of the damages suffered by the Lessor by reason of the unlawful breach of this lease on the part of the Lessee.

14.	APPROPRIATION OF PAYMENTS

The Lessor shall be entitled in its sole and absolute discretion to appropriate and/or re-appropriate any amounts received from the Lessee towards the payment of any rent or other amounts owing by the Lessee to the Lessor notwithstanding any attempted allocation thereof by the Lessee.

15.	JURISDICTION

15.1.	At the option of the Lessor any action or application arising out of this lease, its enforcement or any cancellation thereof may be brought either -

15.1.1.	in the Magistrate’s Court having jurisdiction in respect of the Lessee notwithstanding that the amount in issue may exceed the jurisdiction of such court; or

15.1.2.	in the High Court of South Africa and the Lessee hereby consents to the jurisdiction thereof in respect of any application or action brought against it by the Lessor arising out of this lease its enforcement or cancellation.

15.2.	It shall be within the absolute discretion of the Lessor whether to proceed against the Lessee in the Magistrate’s Court referred to in 15.1.1, the High Court referred to in 15.1.2 or any other court having jurisdiction.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

16.	DOMICILIA AND NOTICES

16.1.	The Parties choose as their domicilia citandi et executandi the addresses mentioned in sub-clause 16.1.1 and 16.1.2 below, provided that such domicilium of either Party may be changed by written notice from such party to the other Party with effect from the date of receipt or deemed receipt by the latter of such notice -

16.1.1.	Lessee:

Physical Address: Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue

Telefax:	+27 (0) 86 628 2332

Marked for the attention of: Frank Abbott

16.1.2.	Lessor:

Physical Address: Block 27
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue

Telefax:	+27 (0) 86 628 2332

Marked for the attention of: The Company Secretary

16.2.	Any notice, acceptance, demand or other communication properly addressed by either party to the other party at the latter’s domicilium in terms hereof for the time being and sent by prepaid registered post shall be deemed to be received by the latter on the fifth business day following the date of posting thereof. This provision shall not be construed as precluding the utilisation of other means and methods (including telefacsimile) for the transmission or delivery of notices, acceptances, demands and other communications, but no presumption of delivery shall arise if any such other means or method is used.

17.	SEVERABILITY

If any provision of this Lease is unenforceable, the Lessor shall be entitled to elect, at any time, that such provision shall be severed from the remaining provisions of this Lease which shall not be affected and shall remain of full force and effect.

18.	WHOLE AGREEMENT

This Lease constitutes the entire agreement between the Parties and no modification, variation, alteration or consensual cancellation shall be of any force or effect unless reduced to writing and signed by both Parties.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

19.	NON-WAIVER

19.1.	No relaxation or indulgence which the Lessor may show to the Lessee shall in any way prejudice his rights hereunder and, in particular, no acceptance by the Lessor of rent after due date (whether on one or more occasions) shall preclude or stop him from exercising any rights enjoyed by it hereunder by reason of any subsequent payment not being made strictly on due date.

19.2.	The receipt by the Lessor or its agents of any rent or other payments shall in no way whatsoever prejudice or operate as a waiver, rescission or abandonment of any cancellation or right of cancellation effected or required prior to such receipt.

20.	SIGNATURE

20.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

20.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

20.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

20.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

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For:	ARMGOLD / HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

Signature:	/s/
Who warrants his/her authority hereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
Who warrants his/her authority hereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

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Annexure A

SKETCH PLAN – LAN

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